Exhibit 10.46

SIXTEENTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This Sixteenth Amendment to Credit and Security Agreement (this “Amendment”), dated as of August 19, 2010, is made by and between CORSAIR MEMORY, INC., a Delaware corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division.

Recitals

Corsair Memory Inc., a California corporation (“Old Borrower”), and Wells Fargo Business Credit, Inc. (“WFBCI”) are parties to a Credit and Security Agreement, dated as of June 10, 2003, as amended by that certain First Amendment to Credit and Security Agreement, dated as of August 13, 2003, that certain Second Amendment to Credit and Security Agreement, dated as of November 10, 2003, that certain Third Amendment to Credit and Security Agreement, dated as of April 1, 2004, that certain Fourth Amendment to Credit and Security Agreement, dated as of July 31, 2004, that certain Fifth Amendment to Credit and Security Agreement, dated as of December 9, 2004, that certain Sixth Amendment to Credit and Security Agreement, dated as of March 21, 2005, that certain Seventh Amendment to Credit and Security Agreement, dated as of May 27, 2005, that certain Eighth Amendment to Credit and Security Agreement, dated as of March 13, 2006, that certain Ninth Amendment to Credit and Security Agreement and Waiver of Defaults, dated as of October 16, 2006, that certain Tenth Amendment to Credit and Security Agreement and Notice of Defaults, dated as of January 2, 2008, that certain Eleventh Amendment to Credit and Security Agreement and Waiver of Defaults, dated as of June 27, 2008, that certain Twelfth Amendment to Credit and Security Agreement and Waiver of Defaults, dated as of June 2, 2009, that certain Thirteenth Amendment to Credit and Security Agreement and Waiver of Defaults, dated as of January 27, 2010, that certain Fourteenth Amendment to Credit and Security Agreement, dated as of March 16, 2010, and that certain Fifteenth Amendment to Credit and Security Agreement, dated as of June 14, 2010 (as so amended, the “Credit Agreement”).

WFBCI has merged with and into the Lender and the Lender is the surviving corporation.

Old Borrower has merged with and into the Borrower and the Borrower is the surviving corporation.

The Borrower assumed all of the obligations of Old Borrower under the Credit Agreement pursuant to that certain Assumption Agreement and Consent, dated as of July 25, 2007, between the Lender and the Borrower.

The Borrower has informed the Lender that the Borrower intends to enter into a corporate restructuring transaction in connection with a planned initial public offering. As part of the restructuring, all of the current Owners of the Borrower would exchange their shares of stock of the Borrower for shares of stock of Corsair Components, Inc., a Delaware corporation (“Parent”), whereupon the Borrower would become a wholly-owned subsidiary of Parent (the “Subject Transaction”). The Subject Transaction would constitute a Change of Control and therefore an Event of Default under Section 7.1(d) of the Credit Agreement. The Borrower has requested that the Lender consent to the Subject Transaction.

The Lender has agreed with such request, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

2. Amendments to Section 1.1.

(a) The following defined terms set forth in Section 1.1 of the Credit Agreement are hereby amended in their entirety as follows:

“Change of Control” means the occurrence of any of the following events:

(a) Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than Parent becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that any such Person, entity or group will be deemed to have “beneficial ownership” of all securities that such Person, entity or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than percent (20%) of the voting power of all classes of ownership of the Borrower;

(b) During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of the Borrower (together with any new Directors whose election to such board of Directors, or whose nomination for election by the Owners of the Borrower, was approved by a vote of two thirds of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of the Borrower then in office.

(c) Andrew J. Paul shall cease to actively manage the Borrower’s day-to-day business activities and within 60 days of such cessation of active management, a replacement officer reasonably acceptable to the Lender shall fail to be actively serving in such capacity.

“Guarantor(s)” means Andrew J. Paul, Parent, and any other Person now or hereafter guarantying the Indebtedness.

“Guaranty” means each certain Continuing Guaranty, previously, now or hereafter executed and delivered by a Guarantor in favor of the Lender.

“Loan Documents” means this Agreement, the Notes, each Guaranty, the Subordination Agreements, the Commercial Letter of Credit Agreement, the Standby Letter of Credit Agreement, any L/C Applications and the Security Documents, together with every other agreement, note, document, contract or instrument to which the Borrower now or in the future may be a party and which is required by the Lender.

“Security Documents” means this Agreement, the Parent Security Agreement, the Lockbox and Collection Account Agreement, and any other document delivered to the Lender from time to time to secure the Indebtedness.

(b) The following new defined terms are hereby added to Section 1.1 of the Credit Agreement in alphabetical order:

“Collateral Assignment of Factoring Agreement” means that certain Collateral Assignment of Factoring Agreement, dated as of August 19, 2010, between the Borrower and the Lender, with respect to the Corsair HK Factoring Agreement.

“Corsair HK” means Corsair (Hong Kong) Ltd., a corporation duly organized under the laws of Hong Kong, and a wholly-owned Subsidiary of Parent.

“Corsair HK Factoring Agreement” means that certain Accounts Receivable Purchase Agreement, dated as of January 4, 2010, between the Borrower and Corsair HK.

“Parent” means Corsair Components, Inc., a Delaware corporation.

“Parent Security Agreement” means that certain Security Agreement, dated as of August 19, 2010, between Parent and Wells Fargo.

3. Amendment to Section 8.16. The bold all caps sentence that immediately follows Section 8.16 of the Credit Agreement is hereby deleted in its entirety. Section 8.16 of the Credit Agreement is hereby amended in its entirety as follows:

Section 8.16 Governing Law; Jurisdiction, Venue. The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of California. The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of California in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient, (iii) agree that any litigation initiated by the Lender or the Borrower in connection with this Agreement or the other Loan Documents may be venued in either the State or Federal courts located in Los Angeles County, California; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

4. New Section 8.17. A new Section 8.17 is hereby added to the Credit Agreement immediately following Section 8.16 thereof as follows:

Section 8.17 ARBITRATION.

(a) Arbitration. The Lender and the Borrower agree, upon demand by either party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise, in any way arising out of or relating to this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Los Angeles County, State of California, selected by the Judicial Arbitration Mediation Service (“JAMS”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the JAMS, or such other administrator as the parties shall mutually agree upon, in accordance with the JAMS’ commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the JAMS’ optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California, or a neutral retired judge of the state or federal judiciary of the State of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of the State of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed this Agreement or any other contract, instrument or document relating to any Indebtedness, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the JAMS, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the JAMS. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the documents between the parties or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the documents or any relationship between the parties.

5. Consent to Subject Transaction. Subject to the terms and conditions hereof, the Lender hereby consents to the Subject Transaction. The Lender’s consent to the Subject Transaction shall be effective only in this specific instance and for the specific purpose for which it is given, and shall not entitle the Borrower to any other or further consent or waiver in any similar or other circumstances.

6. No Other Changes. All of the terms and conditions of the Credit Agreement and the Loan Documents as amended by this Amendment shall remain in full force and effect.

7. Conditions Precedent and Subsequent.

(a) This Amendment, and the Lender’s consent set forth in Section 5 above, shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

(i) A Guaranty and the Parent Security Agreement, duly executed by Parent.

(ii) The Certificate of Authority of Parent, which shall include as part of the Certificate or as exhibits to the Certificate, (i) the Resolution of Parent’s Directors and, if required, Owners, authorizing the execution, delivery and performance of the Guaranty of Parent and the Parent Security Agreement, (ii) an Incumbency Certificate containing the signatures of Parent’s Officers or agents authorized to execute and deliver the Guaranty by Parent and the Parent Security Agreement on Parent’s behalf, (iii) Parent’s Constituent Documents, (iv) a current Certificate of Good Standing or Certificate of Status issued by the secretary of state or other appropriate authority for Parent’s state of organization, certifying that Parent is in good standing and in compliance with all applicable organizational requirements of the state of organization, and (v) a Secretary’s Certificate of Parent’s secretary or assistant secretary certifying that the Certificate of Authority of Corporate Guarantor and all attached exhibits are true, correct and complete.

(iii) The Collateral Pledge Agreement of Parent pursuant to which Parent, upon consummation of the Subject Transaction, grants the Lender a security interest in 100% of the shares of stock of the Borrower and 65% of the shares of stock of Corsair HK owned by Parent.

(iv) The Collateral Assignment of Factoring Agreement, duly executed by the Borrower and acknowledged by Corsair HK.

(v) Current searches of Parent in appropriate filing offices showing that (i) no Liens have been filed and remain in effect against Parent and Parent’s Collateral except Permitted Liens, and (ii) the Lender shall have has filed all UCC financing statements necessary to perfect the Security Interest in Parent’s Collateral, to the extent the Security Interest is capable of being perfected by filing.

(vi) The Acknowledgement and Agreement of Guarantor attached to this Amendment, duly executed by Andrew J. Paul.

(vii) The Acknowledgment and Agreement of the Subordinated Creditors attached to this Amendment, duly executed by each Subordinated Creditor.

(viii) Such other matters as the Lender may require.

(b) The effectiveness of this Amendment, and the Lender’s consent set forth in Section 5 above, shall be further subject to and conditioned upon receipt by the Lender, on or before October 8, 2010, of the stock certificates and stock powers representing 100% of the shares of stock of the Borrower and 65% of the shares of stock of Corsair HK owned by Parent, as security for the full and prompt payment of Parent’s Debt owed to the Lender in accordance with the Collateral Pledge Agreement. In the event that the condition subsequent set forth in the foregoing sentence shall fail to be fulfilled to the satisfaction of the Lender on or before the due date indicated, such failure shall constitute an Event of Default.

8. Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

(a) The Borrower has all requisite power and authority to execute this Amendment, and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with its terms.

(b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

9. References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

10. No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

11. Release. The Borrower, the Guarantor by signing the Acknowledgment and Agreement of Guarantor set forth below, and the Subordinated Creditors by signing the Acknowledgment and Agreement of Subordinated Creditors set forth below, hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower, the Guarantor or each Subordinated Creditor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. It is the intention of the Borrower, the Guarantor and each Subordinated Creditor in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified, and in furtherance of this intention it waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MIGHT HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

12. Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

13. Miscellaneous. This Amendment, the Acknowledgement and Agreement of Guarantor, and the Acknowledgment and Agreement of Subordinated Creditors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Michael White
Name:	Michael White
Title:	Relationship Manager

CORSAIR MEMORY, INC.
a Delaware corporation

By	/s/ Andrew J. Paul
Name:	Andrew J. Paul
Title:	President and Chief Executive Officer

Sixteenth Amendment To Credit And Security Agreement

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR

The undersigned, a guarantor of the indebtedness of Corsair Memory, Inc. (the “Borrower”) to Wells Fargo Bank, National Association (the “Lender”), acting through its Wells Fargo Business Credit operating division, successor-by-merger to Wells Fargo Business Credit, Inc., pursuant to a Guaranty, dated as of June 10, 2003 (as amended from time to time, the “Guaranty”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in Section 11 of the Amendment) and execution thereof; (iii) reaffirms his obligations to the Lender pursuant to the terms of his Guaranty; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under his Guaranty for all of the Borrower’s present and future indebtedness to the Lender.

Dated as of August 19, 2010

/s/ Andrew J. Paul
ANDREW J. PAUL, an individual

Acknowledgement and Agreement of Guarantor

Sixteenth Amendment To Credit And Security Agreement

ACKNOWLEDGMENT AND AGREEMENT OF SUBORDINATED CREDITORS

The undersigned, each a subordinated creditor of Corsair Memory, Inc. (the “Borrower”) to Wells Fargo Bank, National Association (the “Lender”), acting through its Wells Fargo Business Credit operating division, successor-by-merger to Wells Fargo Business Credit, Inc., pursuant to a Subordination Agreement, dated as of June 10, 2003 (each, a “Subordination Agreement”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in Section 11 of the Amendment) and execution thereof; (iii) reaffirms his obligations to the Lender pursuant to the terms of his Subordination Agreement; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Loan Documents and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the obligations of the undersigned under his Subordination Agreement.

Dated as of August 19, 2010

/s/ Andrew J. Paul
ANDREW J. PAUL, an individual

/s/ John S. Beekley
JOHN S. BEEKLEY, an individual

/s/ Don Lieberman
DON LIEBERMAN, an individual

Acknowledgement and Agreement of Subordinated Creditors

Sixteenth Amendment To Credit And Security Agreement